Exhibit 99.1

INAP Names James C. Keeley Chief Financial Officer

RESTON, VA – June 11, 2018 – Internap Corporation (NASDAQ: INAP), a leading provider of high-performance data center services including colocation, cloud, and network services, announced the appointment of James C. Keeley as Chief Financial Officer, effective today.  Mr. Keeley succeeds Robert M. Dennerlein, who will continue with INAP in a consulting capacity to effect a smooth transition until June 30, 2018.

“Jim is a strong financial leader and experienced in the telecom and data center sectors,” stated Peter D. Aquino, President and CEO. “As INAP continues to execute its business plan, we expect Jim’s contributions to enable the company to maintain its momentum.  I look forward to teaming with Jim once again, as we had a very successful run together at Primus Telecommunications Group, Incorporated.”

Mr. Keeley has over 25 years of financial reporting and accounting experience with both private and public companies. Recent select positions include: Chief Financial Officer at Tahzoo, LLC, a privately held leading digital marketing and systems integrator; Financial Consultant and General Manager for satellite operations of Vonage Holdings Corporation, a publicly traded global communication services company, subsequent to Vonage’s acquisition of Icore Networks Inc, a privately held high-growth Unified Communications and Cloud Services business,  where Mr. Keeley was CFO; positions of increasing responsibility at Primus Telecommunications Group, Incorporated (PTGi), a then publicly traded global telecommunications company, including Chief Accounting Officer and CFO and was CFO during Peter Aquino’s tenure as CEO.  Mr. Keeley is a certified public accountant and holds a Bachelor of Science from Fairmont State College.

About INAP

Internap Corporation (NASDAQ:INAP) is a leading provider of high-performance data center services, including colocation, cloud and network. INAP partners with its customers, who range from the Fortune 500 to emerging start-ups, to create secure, scalable and reliable IT infrastructure solutions that meet the customer’s unique business requirements. INAP operates in 57 primarily Tier 3 data centers in 21 metropolitan markets and has 98 POPs around the world. INAP has over 1 million gross square feet under lease, with over 500,000 square feet of data center space. For more information, visit, www.inap.com.

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Investor Contacts
Richard Ramlall
404-302-9982
ir@inap.com

Carolyn Capaccio/Jody Burfening
LHA
212-838-3777
inap@lhai.com